Exhibit l.2

June 24, 2021

SLR Senior Investment Corp.

500 Park Avenue

New York, NY 10022

Re: SLR Senior Investment Corp.

      Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as counsel to SLR Senior Investment Corp., a Maryland corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of pre-effective amendment no. 1 to the registration statement on Form N-2 on June 24, 2021 (File No. 333-255516) (as amended from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offer, issuance and sale from time to time pursuant to Rule 415 under the Securities Act of up to $250,000,000 in aggregate offering amount of the following securities (collectively, the “Securities”):

(a)

shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), including shares of Common Stock to be issued upon exercise of the Rights and/or Warrants (as such terms are defined below), or upon the conversion of any Preferred Shares (as such term is defined below);

(b)	shares of the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”), including shares of Preferred Stock to be issued upon exercise of the Warrants (the “Preferred Shares”);

(c)	subscription rights to purchase Common Stock (the “Rights”);

(d)	debt securities of the Company, including debt securities to be issued upon exercise of the Warrants (the “Debt Securities”); and

(e)	warrants representing rights to purchase Common Stock, Preferred Stock or Debt Securities (the “Warrants”).

The Registration Statement provides that the Securities may be issued from time to time, separately or together, in amounts, at prices and on terms to be set forth in one or more supplements (each, a “Prospectus Supplement”) to the final prospectus included in the Registration Statement at the time it becomes effective (the “Prospectus”).

The Debt Securities will be issued under (a) a base indenture (the “Base Indenture”) to be entered into by and between the Company and a trustee to be named therein (the “Trustee”) and (b) one or more supplemental indentures containing the specific terms and conditions for each issuance of the Debt Securities (each a “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”). The Warrants are to be issued under warrant agreements (each a “Warrant Agreement”) to be entered into by and between the Company and the purchasers thereof, or a warrant agent to be identified in the applicable warrant agreement. The Rights are to be issued under rights agreements to be entered into by and between the Company and the purchasers thereof, or a rights agent to be identified in the applicable rights agreement (the “Rights Agreement”).

SLR Senior Investment Corp.

This opinion is being furnished in accordance with the requirements of Item 25.2.l of Form N-2 in respect of the Rights, the Debt Securities and the Warrants.

As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined the original or copy, certified or otherwise identified to our satisfaction as being a true copy of a form of Base Indenture pertaining to the Debt Securities, to be entered into by and between the Company and the Trustee named therein, in the form filed as an exhibit to the Registration Statement.

With respect to such examination and our opinions expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued. We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Company.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied upon certificates of public officials (which we have assumed remain accurate as of the date of this opinion letter) and upon certificates of officers of the Company. We have not independently established the facts, or in the case of certificates of public officials, the other statements, so relied upon. We have also relied, to the extent we have determined such reliance to be appropriate, without independent investigation and with the permission of Venable LLP, on the opinion on Venable LLP dated of even date herewith, as Maryland counsel to the Company, which is filed as Exhibit l.1 to the Registration Statement.

The opinions set forth below are limited to the effect of the laws of the State of New York as in effect on the date hereof, and we express no opinion as to the applicability or effect of the laws of any other jurisdiction. Without limiting the preceding sentence, we express no opinion as to any federal or state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance and sale of the Securities pursuant to the Registration Statement. In addition, we express no opinion herein concerning any statutes, ordinances, administrative decisions, rules or regulations of any county, town, municipality or special political subdivision (whether created or enabled through legislative action at the federal, state or regional level).

The opinions expressed below are subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance and other similar laws affecting the rights and remedies of creditors generally, (ii) general principles of equity (including without limitation the availability of specific performance or injunctive relief and the application of concepts of materiality, reasonableness, conscionability, good faith and fair dealing), regardless of whether considered in a proceeding at law or in equity, (iii) federal and state securities laws or principles of public policy that may limit enforcement of rights to indemnity, contribution and exculpation, (iv) the effect and possible unenforceability of choice of law provisions, (v) the possible unenforceability of provisions purporting to waive rights or defenses where such waiver is against public policy, (vi) the possible unenforceability of provisions purporting to exonerate any party for negligence or malfeasance, or to negate any remedy of any party for fraud, (vii) the possible unenforceability of forum selection clauses, (viii) the possible unenforceability of provisions permitting modification of an agreement only in writing, and (ix) the possible unenforceability of provisions purporting to allow action without regard to mitigation of damages.

SLR Senior Investment Corp.

On the basis of, and subject to the foregoing, and in reliance thereon, and subject to the assumptions, limitations and qualifications set forth in this opinion letter, and further assuming that:

(i)	the Base Indenture and each Supplemental Indenture will constitute the valid and legally binding obligations of each of the parties thereto other than the Company (the “Other Parties”);

(ii)	the Debt Securities will not include any provision that is unenforceable against the Company;

(iii)	each Warrant Agreement will constitute a valid and legally binding obligation of each of the Other Parties

(iv)	each Rights Agreement will constitute a valid and legally binding obligation of each of the Other Parties;

(v)	each Supplemental Indenture, Warrant Agreement and Rights Agreement will be governed by the laws of the State of New York;

(vi)

the terms of the Debt Securities, the Warrants and the Rights as established and the issuance thereof (a) will not violate any applicable law, (b) will not violate or result in a default under or breach of any agreement, instrument or other document binding upon the Company, and (c) will comply with all requirements or restrictions imposed by any court or governmental body having jurisdiction over the Company;

(vii)

at the time of issuance of the Debt Securities, after giving effect to such issuance of the Debt Securities, the Company will be in compliance with Section 18(a)(1)(A) of the Investment Company Act of 1940, as amended, giving effect to Section 61(a) thereof;

(viii)	the Registration Statement will have become effective under the Securities Act and remain effective at the time of the issuance, offer and/or sale of the Securities;

(ix)	a prospectus supplement and any required pricing supplement will have been timely filed with the Commission describing the Securities offered thereby;

(x)

a definitive purchase, underwriting or similar agreement with respect to any Debt Securities, Warrants or Subscription Rights offered will be duly authorized and validly executed and delivered by the Company and each of the Other Parties;

(xi)

any Securities issuable upon conversion, exchange, redemption or exercise of any Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption or exercise;

(xii)	there will be no terms or provisions contained in any agreement pursuant to which any Securities are to be issued that would affect the opinions rendered herein; and

SLR Senior Investment Corp.

(xiii)

all actions are taken by the Company (A) so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and (B) so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, we are of the opinion that:

1.

Rights. With respect to any Rights, when (a) the board of directors of the Company (the “Board”) has taken all necessary corporate action to approve the issuance and terms of such Rights, the terms, execution and delivery of the Rights Agreement, the terms of the offering thereof and related matters, (b) the Rights Agreement has been duly authorized and validly executed and delivered by all of the parties thereto, and (c) such Rights have been duly executed, attested, issued and delivered by duly authorized officers of the Company in accordance with (i) the provisions of the applicable Rights Agreement and (ii) the applicable definitive purchase, underwriting or similar agreement approved by the Board and duly executed and delivered by the Company, or upon the conversion, exercise or exchange of other Securities in accordance with the terms of such Securities or the instrument governing such Securities providing for such conversion, exercise or exchange as approved by the Board, upon payment of the consideration therefor as provided therein, such Rights and the related Rights Agreement will constitute valid and binding obligations of the Company.

2.

Debt Securities. With respect to any series of Debt Securities to be issued under the Indenture, when (a) the Trustee is qualified to act as Trustee under the Indenture, (b) the Trustee has duly executed and delivered the Indenture, (c) the Base Indenture and the applicable Supplemental Indenture have each been duly authorized and validly executed and delivered by the Company to the Trustee, (d) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, (e) the Board has taken all necessary corporate action to approve the issuance and terms of such Debt Securities, the terms of the offering thereof and related matters, and (f) such Debt Securities have been duly executed, authenticated, issued and delivered in accordance with (i) the provisions of the Base Indenture, as supplemented by the applicable Supplemental Indenture, and (ii) the applicable definitive purchase, underwriting or similar agreement approved by the Board and duly executed and delivered by the Company, upon payment of the consideration therefor as provided therein, such Debt Securities will constitute valid and binding obligations of the Company.

3.

Warrants. With respect to any Warrants, when (a) the Board has taken all necessary corporate action to approve the issuance and terms of such Warrants, the terms, execution and delivery of each Warrant Agreement relating to such Warrants, the terms of the offering thereof and related matters, (b) each Warrant Agreement relating to such Warrants has been duly authorized and validly executed and delivered by all of the parties thereto, and (c) such Warrants have been duly executed, attested, issued and delivered by duly authorized officers of the Company in accordance with (i) the provisions of the applicable Warrant Agreement(s) and (ii) the applicable definitive purchase, underwriting or similar agreement approved by the Board and duly executed

SLR Senior Investment Corp.

and delivered by the Company, or upon the conversion, exercise or exchange of other Securities in accordance with the terms of such Securities or the instrument governing such Securities providing for such conversion, exercise or exchange as approved by the Board, upon payment of the consideration therefor as provided therein, such Warrants and the related Warrant Agreement(s) will constitute valid and binding obligations of the Company.

Our opinions expressed above are limited to all of the limitations and qualifications contained herein. Our opinions expressed above are given as of the date hereof and as of the effective date of the Registration Statement and we assume no obligation to advise you of changes that may thereafter occur or be brought to our attention.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference of our firm in the “Legal Matters” section of the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ KATTEN MUCHIN ROSENMAN LLP
KATTEN MUCHIN ROSENMAN LLP

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